Exhibit 99

Contact:	Raymond Martz	Tripp Sullivan
	Chief Financial Officer	Corporate Communications Inc.
	859/581-5900	615/254-3376

EAGLE HOSPITALITY ANNOUNCES SECOND QUARTER RESULTS

RevPAR Increases 15.7 Percent

Highlights:

•	Net Income to Common Shareholders of $1.8 million

•	RevPAR increases 15.7 percent

•	EBITDA of $8.2 million

•	FFO of $0.23 per diluted share

•	Executed $140.0 million of acquisitions

•	Successfully completed $100.0 million preferred stock offering and $53.1 million fixed-rate secured debt financing

•	Declared quarterly dividend of $0.175 per share, resulting in an annualized 7.3 percent yield based upon the August 10, 2005, closing stock price of $9.60

•	Conference call scheduled for August 11, 2005, at 10:00 AM ET, to discuss results.

COVINGTON, Ky. (August 10, 2005) — Eagle Hospitality Properties Trust, Inc. (NYSE: EHP) today announced net income available to common shareholders for the second quarter 2005 of $1.8 million, or $0.10 per diluted share, compared with $1.6 million for the Predecessor in the prior-year period.

Funds from operations (“FFO”) increased 54.8 percent to $5.4 million, or $0.23 per diluted share, for the quarter compared with $3.5 million for the prior-year period.

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) were $8.2 million for the quarter compared with $6.7 million for the prior-year period. The current year EBITDA includes approximately $1.9 million of corporate overhead and stock-based compensation amortization, which was not incurred during the prior year period. FFO and EBITDA are non-GAAP operating measures. Please see the disclosure at the end of this release regarding these non-GAAP measures.

Room revenue per available room (“RevPAR”) for the quarter ended June 30, 2005, increased 15.7 percent to $85.78 compared with $74.13 for the same period in 2004. Average daily rate (“ADR”) rose to $117.35, a 7.5 percent improvement over the comparable period in 2004, while

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EAGLE HOSPITALITY PROPERTIES TRUST, INC.

EHP Reports Second Quarter Results

August 10, 2005

occupancy rose 7.6 percent to 73.1 percent. The Company’s key operating statistics and hotel EBITDA tables include results for both the current and prior-year periods for the hotels owned by Eagle Hospitality as of June 30, 2005, as if owned for the entire current year and prior year periods. The Chicago Marriott Southwest at Burr Ridge, which opened in August 2004, is excluded from the calculations of both RevPAR and hotel EBITDA. The Hilton Glendale and Embassy Suites San Juan Hotel & Casino are also excluded, since both hotels were purchased in late June 2005.

Bill Blackham, Eagle Hospitality’s President and Chief Executive Officer, said, “The impressive RevPAR growth generated by our portfolio exceeded our expectations. This was largely attributable to strong corporate group and convention demand experienced at several of our hotels, as well as healthy improvements exhibited by the individual business traveler segment throughout most of the portfolio. The portfolio RevPAR growth was led by the Hyatt Rochester, Hilton Cincinnati Airport and the Cincinnati Landmark Marriott hotels, all of which experienced RevPAR gains of more than 19.0 percent in the quarter versus the comparable period in 2004. The continually improving economy combined with the lift expected at several of our recently refurbished hotels should continue to generate robust revenue and cash flow improvements for our portfolio for the balance of the year. We are also beginning to see evidence of increased pricing power at several hotels, which is encouraging.”

The 270-room Embassy Suites Phoenix-Scottsdale Resort, which was the Company’s first acquisition on February 25, 2005, for $33.0 million, continued to perform above expectations for the second quarter as it also did in the short period that it was owned by the Company during the first quarter. Significant personnel changes including the hiring of a new general manager and sales management team, in addition to a property-wide cost containment program instituted by the resort’s manager, Commonwealth Hotels Inc., have produced immediate cash flow improvements at the resort. For the second quarter of 2005 versus the prior year period, RevPAR increased more than 16.0 percent and hotel EBITDA improved approximately $0.6 million, an increase of more than 203.6 percent over the prior year.

The Company’s hotels generated $9.2 million of hotel EBITDA in the quarter compared with $7.0 million during the comparable period in 2004. Second quarter hotel EBITDA margins improved 430 basis points from the comparable period in 2004 to 35.1 percent. The hotel EBITDA margin improvement was largely due to the 15.7 percent portfolio RevPAR gain and a 15.6 percent growth in food and beverage revenue combined with stringent expense containment.

Mr. Blackham added, “We are delighted with the hotel operating margin expansion in the quarter. Despite continued increases in wage costs, health benefits and energy expenses, our hotel managers were able to produce significant margin improvements. Rooms and food and beverage departmental expenses were very well contained. In addition, the portfolio experienced a reduction in property insurance costs, property taxes and management fees versus the prior year period.”

Year-to-Date Financial Highlights

For the six months ended June 30, 2005, Eagle Hospitality reported net income available to common shareholders of $2.4 million, or $0.14 per diluted share, compared with $1.6 million for

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EHP Reports Second Quarter Results

August 10, 2005

the Predecessor in the prior-year period. FFO was $8.9 million for the six months ended June 30, 2005, or $0.38 per diluted share, compared with $5.6 million for the prior-year period. EBITDA was $12.4 million compared with $11.7 million for the first half of 2004. The current year EBITDA includes approximately $3.7 million of corporate overhead and stock-based compensation amortization, which were not incurred during the prior-year period.

RevPAR for the six months ended June 30, 2005, increased 11.3 percent to $81.67 compared with the same period in 2004. Average daily rate (“ADR”) rose to $118.27, a 5.7 percent improvement over the prior-year period, while occupancy rose 5.3 percent to 69.1 percent.

The Company’s hotels generated $16.1 million of hotel EBITDA in the first six months of 2005 compared with $13.4 million during the prior-year period. Second quarter hotel EBITDA margins improved 285 basis points from the first half of 2004. The six-month RevPAR and hotel EBITDA results excludes the Chicago Marriott West at Burr Ridge, the Hilton Glendale and the Embassy Suites San Juan Hotel & Casino.

Acquisition Activity

On June 23, 2005, the Company acquired the AAA Four-Diamond 351-room Hilton Glendale in Glendale, California, for $79.8 million. The hotel features 15,000 square feet of indoor meeting space, including an 8,000-square-foot ballroom and a 3,100-square-foot executive conference area. In addition, the property has two restaurants, a business center, fitness center, an outdoor pool and a five-story underground parking structure with a capacity for over 500 cars.

On June 28, 2005, the Company acquired the upscale 299-suite Embassy Suites San Juan Hotel and Casino in Isla Verde Carolina, Puerto Rico, for $60.0 million. The all-suite hotel features approximately 9,300 square feet of meeting space including a 4,400-square foot ballroom as well as a fitness center, 200-seat Outback Steakhouse Restaurant, two lounges and an outdoor pool complex. The property benefits from strong brand recognition in one of the Caribbean’s fastest growing resort markets and competitive positioning as one of only two all-suite hotels in the San Juan market.

Mr. Blackham commented on the Company’s acquisitions during the second quarter, “We are excited about our two recently acquired hotels. The addition of the Hilton Glendale and Embassy Suites San Juan, together with our acquisition of the Embassy Suites Phoenix-Scottsdale, have broadened our geographic diversification. Furthermore, we have grown the company consistent with our objective of acquiring high quality hotels in higher barrier-to-entry urban and select resort markets.

“Glendale, which is located north of downtown Los Angeles, features diverse demand drivers, healthy employment growth and an improving hotel market. San Juan is one of the Caribbean’s fastest growing resort markets with a strong balance of leisure and business travelers. In addition, the city’s convention and meeting market is anticipated to excel following the completion of the new $400 million, 580,000-square foot Puerto Rico Convention Center, which is scheduled to open later this year. With minimal hotel supply additions in the pipeline, the strength of the San Juan hotel market should improve further from its already impressive levels.”

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EHP Reports Second Quarter Results

August 10, 2005

Year to date through June 30, 2005, the Company has completed approximately $173.0 million of acquisitions.

Subsequent Events

On July 8, 2005, Eagle Hospitality successfully executed a $53.1 million secured loan with KeyBank at a fixed rate of 5.2 percent. The term of the loan is seven years and is collateralized by the Company’s 351-room Hilton Glendale.

On July 25, 2005, the Company announced that the Audit Committee of the Board of Directors had selected Ernst & Young, LLP as the Company’s independent registered public accounting firm, commencing with its fiscal quarter ending June 30, 2005.

Capital Market Activities & Balance Sheet

During the quarter, the Company completed an offering of 4.0 million shares of its 8.25 percent Series A Cumulative Redeemable Preferred Stock, raising net proceeds of $96.7 million.

Raymond Martz, Eagle Hospitality’s Chief Financial Officer, noted “We are pleased with the capital markets transactions we successfully executed during the second quarter. The preferred equity offering strengthened our capital structure and the Hilton Glendale debt financing allowed the Company to obtain a low long-term interest rate, which reduced our overall cost of debt and variable-rate exposure. We will continue to explore opportunities to further reduce the Company’s variable-rate exposure while also maintaining flexibility with our balance sheet to take advantage of opportunities as they may arise.”

Following the completion of the Hilton Glendale fixed-rate financing on July 8, 2005, the Company had $215.7 million of mortgage debt outstanding, which consisted of $141.2 million of fixed-rate debt with a weighted average interest rate of 5.9 percent. The remaining $74.5 million was floating-rate debt with a weighted average interest rate of 5.9 percent. The combined mortgage debt had a weighted average interest rate of 5.9 percent.

Interest expense for the six month period was $4.5 million, resulting in a Corporate EBITDA to interest coverage ratio of 2.8 times during the period of the Company’s ownership. The total net debt to enterprise value was 38.5 percent at June 30, 2005.

Dividends

On June 17, 2005, Eagle Hospitality’s Board of Directors declared its second quarter dividend of $0.175 per share which was paid to its common stockholders of record on June 30, 2005. This represents a 7.3% annualized yield based on the Company’s closing share price of $9.60 on August 10, 2005.

The Company’s Board of Directors also declared a prorated quarterly dividend of $0.103125 per 8.25% Series A Cumulative Redeemable Preferred Share for the period from June 13, 2005, to June 30, 2005.

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EHP Reports Second Quarter Results

August 10, 2005

2005 Outlook

“Consistent with our projections earlier in the year, we believe Eagle Hospitality is well positioned to benefit from the continued improvement in demand from increased corporate and group travel, the restraints that have been projected for new lodging supply growth, and our growing presence in high growth urban and resort markets which are expected to experience lodging demand growth above the national average. We have already exceeded our original acquisition target for the year and will continue to pursue new opportunities that fit our well defined investment objectives of acquiring upper upscale hotels in high barrier to entry urban and resort markets,” concluded Mr. Blackham.

The Company’s current 2005 outlook is as follows:

Net income	$2.1 million to $4.4 million ($0.09 to $0.19 per diluted share)

FFO	$19.1 million to $21.5 million ($0.82 to $0.92 per diluted share)

EBITDA	$32.3 million to $34.6 million ($1.38 to $1.48 per diluted share)

These forecasts assume a continued strong economy and no unexpected events impacting the economy, travel industry or the Company’s portfolio or business. Further, these forecasts assume no additional acquisitions for the remainder of 2005.

These forward-looking statements are subject to risks and uncertainties. See our disclosure regarding forward-looking statements at the end of this release.

Earnings Conference Call and Webcast

Eagle Hospitality Properties Trust will host a conference call to discuss its results for the second quarter 2005 on August 11, 2005, at 10:00 a.m. ET. The number to call for the live interactive teleconference is (617) 614-3945. A replay of the conference call will be available until August 18, 2005, by dialing (617) 801-6888 and entering the passcode, 85025176.

The live broadcast of Eagle Hospitality Properties Trust’s quarterly conference call will be available online at the Company’s website, www.eaglehospitality.com as well as http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=179874&eventID=1115845 on August 11, 2005, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through August 25, 2005.

About Eagle Hospitality Properties Trust

Eagle Hospitality is a real estate investment trust focused on investment opportunities in the full-service and all-suite hotel industry. The Company owns 12 upper upscale full-service and all-suite hotels encompassing approximately 3,200 guestrooms with premier brands including Hilton, Embassy Suites, Marriott and Hyatt. The hotels are located in Arizona, California, Colorado, Florida, New York, Kentucky, Ohio, Illinois and Puerto Rico. More information on the Company can be found at www.eaglehospitality.com.

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EHP Reports Second Quarter Results

August 10, 2005

Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed in this press release, including its attachments, such as our expected operating performance, growth potential, improving market penetration, improved operating margins, ability to obtain additional financing on favorable terms, and acquisition activity, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “anticipates,” “will,” “expect,” “intends” and words of similar meaning. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, including continued recovery in the Company’s specific markets, the hotel industry as a whole, and increased penetration by the Company’s hotels in their respective competitive markets, it can give no assurance that its expectations will be achieved. Factors that could cause actual results to differ materially from our current expectations are detailed in the Company’s 2004 Annual Report on Form 10-K and subsequent SEC reports.

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter or the full year 2005. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Eagle Hospitality Properties Trust, Inc.

Definitions and Reconciliations of Non-GAAP

Financial Measures and Other Terms

The financial results presented above and in the accompanying financial tables include the results of the Company for the second quarter ended June 30, 2005, and the results of the Predecessor for the second quarter ended June 30, 2004.

This release, including this attachment, contains certain non-GAAP financial measures, such as FFO and EBITDA. The definition and calculation of these non-GAAP financial measures as set forth in this release may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

The Company believes that FFO and EBITDA are key measures of a REIT’s financial performance and should be considered along with, but not as an alternative to, net income, as a measure of the Company’s operating performance. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

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EHP Reports Second Quarter Results

August 10, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC. AND PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004

(unaudited, 000’s Omitted)

	The Company 2005	The Predecessor 2004
Revenues:
Rooms department	$20,343	$14,608
Food and beverage department	7,216	4,994
Lease income	45	—
Other operating departments	1,164	875

Total revenue	28,768	20,477
Expenses:
Rooms department	4,913	3,564
Food and beverage department	4,189	3,035
Other operating departments	581	454
Selling, general and administrative expense	9,050	6,761
Depreciation and amortization	3,110	2,205
Corporate general and administrative	1,267	—
Stock-based compensation	656	—

Total operating expenses	23,766	16,019

Net Operating Income	5,002	4,458

Interest expense	(2,338)	(2,907)
Interest income	151	45
Other (expense)income - net	(17)	13

Income before minority interest and provision for income taxes	2,798	1,609

Income tax expense	(5)	—
Minority interest expense	612	—

Net income	$2,181	$1,609
Distributions to preferred shareholders	413	—

Net income available to common shareholders	$1,768	$1,609
Unrealized loss on marketable securities	(4)	(91)
Effect of interest rate swap	—	283

COMPREHENSIVE INCOME	$1,764	$1,801

Basic income per share	$0.10
Fully diluted income per share	$0.10
Weighted average basic shares outstanding	17,361
Weighted average fully diluted shares outstanding	23,355

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EHP Reports Second Quarter Results

August 10, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC. AND PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(unaudited, 000’s Omitted)

	The Company 2005	The Predecessor 2004
Revenues:
Rooms department	$35,998	$27,782
Food and beverage department	12,476	9,732
Lease income	45	—
Other operating departments	1,952	1,553

Total revenue	50,471	39,067
Expenses:
Rooms department	8,881	6,828
Food and beverage department	7,770	6,132
Other operating departments	1,073	878
Selling, general and administrative expense	16,866	13,606
Depreciation and amortization	5,752	4,384
Corporate general and administrative	2,369	—
Stock-based compensation	1,335	—

Total operating expenses	44,046	31,828

Net Operating Income	6,425	7,239

Interest expense	(4,477)	(5,782)
Interest income	264	82
Other (expense)income - net	(42)	15

Income before minority interest and provision for income taxes	2,170	1,554

Income tax benefit	1,490	—
Minority interest expense	834	—

Net income	$2,826	$1,554
Distributions to preferred shareholders	413	—

Net income available to common shareholders	$2,413	$1,554
Unrealized loss on marketable securities	(15)	(79)
Effect of interest rate swap	—	536

COMPREHENSIVE INCOME	$2,398	$2,011

Basic income per share	$0.14
Fully diluted income per share	$0.14
Weighted average basic shares outstanding	17,361
Weighted average fully diluted shares outstanding	23,355

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EHP Reports Second Quarter Results

August 10, 2005

EAGLE HOSPITALITY PROPERTIES TRUST, INC. AND PREDECESSOR

Portfolio Operating Statistics and Hotel EBITDA Comparison

($000)

9 Hotels	The Company Q2 2005	The Predecessor Q2 2004	The Company Six months 2005	The Predecessor Six months 2004
Occupancy Percentage	73.1%	67.9%	69.1%	65.6%
Average Daily Rate	$117.35	$109.15	$118.27	$111.92
Rev PAR	$85.78	$74.13	$81.67	$73.41

Departmental Revenue
Rooms Revenue	$18,805	$16,250	$35,622	$32,184
Food & Beverage Revenue	6,386	5,524	11,693	10,926
Other Revenue	1,064	991	2,004	1,916

Total Departmental Revenue	26,255	22,765	49,319	45,026

Room Expense	4,546	4,077	8,662	7,913
Food & Beverage	3,678	3,438	7,307	6,985
Other Expense	535	555	1,093	1,145
House Expense	6,450	5,757	12,622	11,736

Total Operating Expense	15,209	13,827	29,684	27,779

Gross Operating Profit	11,046	8,938	19,635	17,247

Total Fixed Expense	1,824	1,922	3,513	3,811

Hotel EBITDA	9,222	7,016	16,122	13,436

For comparative purposes this schedule includes the Embassy Suites Phoenix-Scottsdale, which was acquired by Eagle Hospitality on February 24, 2005, for the entire period ending June 30, 2005 and 2004, but excludes the Chicago Marriott Southwest at Burr Ridge for both periods as this property did not open until August 2004. The Hilton Glendale and Embassy Suites San Juan Hotel & Casino are also excluded, since these hotels were purchased on June 23, 2005 and June 28, 2005, respectively.

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EHP Reports Second Quarter Results

August 10, 2005

NET INCOME TO EBITDA RECONCILIATION

	The Company Q2 2005	The Predecessor Q2 2004	The Company Six Months 2005	The Predecessor Six Months 2004
Net income available to common shareholders	$1,768	$1,609	$2,413	$1,554
Minority interest	612	—	834	—
Depreciation and amortization	3,110	2,205	5,752	4,384
Interest expense	2,338	2,907	4,477	5,782
Distributions to preferred shareholders	413	—	413	—
Income tax benefit	5	—	(1,490)	—

EBITDA	$8,246	$6,721	$12,399	$11,720

NET INCOME TO FFO RECONCILIATION
	The Company Q2 2005	The Predecessor Q2 2004	The Company Six Months 2005	The Predecessor Six Months 2004
Net income(loss) before minority interest	$2,793	$1,609	$3,660	$1,554
Preferred Dividends	(413)	—	(413)	—
Real estate related depreciation	3,027	1,885	5,628	4,064

FFO	$5,407	$3,494	$8,875	$5,618

FFO per share - fully diluted	$0.23		$0.38

Weighted average common shares outstanding	17,361,000		17,361,000
Operating partnership units	5,993,837		5,993,837

Fully diluted weighted average shares outstanding	23,354,837		23,354,837

FFO is calculated in accordance with the definition of FFO, adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated properties, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated properties and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is shown above.

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EHP Reports Second Quarter Results

August 10, 2005

Net Debt to Total Enterprise Value Calculation

Mortgage debt	$215,656
Other long-term debt	48
Capital leases	128

Total debt	215,832
Unrestricted cash	(20,336)

Net debt	$195,496

Common shares outstanding	17,361
Operating partnership units	5,994

Total shares and units outstanding	23,355
6/30/05 closing price	$9.11

Common market cap	$212,764
Preferred stock	100,000

Total enterprise value	$508,260

Net debt/Total enterprise value	38.5%

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